Exhibit 23.1

[INSERT LETTERHEAD]

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 of River Financial Corporation of our report dated March 19, 2019, relating to our audit of the consolidated financial statements, which appear in the Annual Report on Form 10-K of River Financial Corporation for the year ended December 31, 2018.

/s/ Mauldin & Jenkins, LLC

Birmingham, Alabama,
October 18, 2019